UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     FORM 15
 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
     UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number   0-15831

                Geodyne Energy Income Limited Partnership I-D
              -------------------------------------------------
            (Exact name of registrant as specified in its charter)

                Two West Second Street, Tulsa, Oklahoma 74103
              -------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Depositary Units
                              --------------------
           (Title of each class of securities covered by this Form)

                                      None
                                    --------
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)                       Rule 12h-3(b)(1)(ii)     X
                              ---                                       ---
      Rule 12g-4(a)(1)(ii)     X                Rule 12h-3(b)(2)(i)
                              ---                                       ---
      Rule 12g-4(a)(2)(i)                       Rule 12h-3(b)(2)(ii)
                              ---                                       ---
      Rule 12g-4(a)(2)(ii)                      Rule 15d-6
                              ---                                       ---
      Rule 12h-3(b)(1)(i)
                              ---

Approximate number of holders of record as of the certification or notice date: 499

Pursuant to the requirements of the Securities Exchange Act of 1934 Geodyne Energy Income Limited Partnership I-D has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: December 27, 2006       By:    /s/ Dennis R. Neill
                              ---------------------------
                              Dennis R. Neill, President